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                                                                    Exhibit 12.1

                      PETRO STOPPING CENTERS HOLDINGS, L.P.
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                    Nine Months Ended          PRO FORMA
                                                    Year Ended December 31,           September 30,     December 31  September 30
                                         ----------------------------------------   -----------------   -------------------------
                                           1994    1995     1996    1997    1998       1998    1999        1998         1999
                                         ----------------------------------------   -----------------   -------------------------
                                                     (dollars in thousands)
Interest                                 18,781  21,111   21,304  21,248  20,771     15,588  17,177       28,656       21,603
Operating lease rentals                     789     668      734     678     880        686     577          686          577
                                         ----------------------------------------   -----------------     --------------------
     Total fixed costs                   19,570  21,779   22,038  21,926  21,651     16,274  17,754       29,342       22,180

Pretax income from continuing operations 10,479   3,775   (8,760)  1,759   5,678      5,095   1,213       (4,226)      (2,975)
Fixed costs                              19,570  21,779   22,038  21,926  21,651     16,274  17,754       29,342       22,180
                                         ----------------------------------------   -----------------     --------------------
     Total earnings                      30,049  25,554   13,278  23,685  27,329     21,369  18,967       25,116       19,205

Ratio of earnings to fixed charges         1.54x   1.17x     .60x   1.08x   1.26x      1.31x   1.07x       (4,226)      (2,975)
                                         ========================================   =================     ====================

For purposes of computing the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals).